Exhibit 10.13

Amendment 2021 to the OEPP 2018

In consideration of the planned initial public offering and listing of the Company’s1 registered shares with a nominal value of CHF 0.10 each (Class A Shares) on the New York Stock Exchange (“IPO”), Compensation Committee states that

•	such IPO will qualify as a Listing in accordance with the rules of the OEPP 2018;

•	a Listing constitutes an Exit Event and leads to a full vesting of the Phantom Shares granted under the OEPP 2018;

•	the purpose of the OEPP 2018 will be achieved upon completion of the IPO and settlement of the Phantom Shares in Class A Shares of the Company.

Therefore, the Compensation Committee proposes and the Board of Directors of the Company approves the following decisions based on the rules of the OEPP 2018:

1.	Vesting due to Exit

In case of a successful completion of the IPO, all Phantom Shares granted under the OEPP 2018 (including any rolled-over Phantom Shares 2013) shall vest no later than 75 days since the first trading day (“Vesting Date”). Such vesting shall, however, solely apply to Participants whose employment with a Subsidiary has not been terminated as of the first trading day (“IPO Date”).

2.	Settlement

Settlement shall be made in accordance with the amended section 5.3.1.

3.	Lock-up

The Shares shall be subject to the lock-up periods as set forth in section 5.2.3 and, furthermore, subject to the lock-up/market stand-off provisions as required by and agreed with the underwriter(s)/joint global coordinator(s).

[1]	Capitalized terms used in this amendment but not defined herein shall have the respective meaning assigned to such terms in the LTIP 2020.

Due to the changes in the capital structure of the Company and the planned initial public offering, the Compensation Committee proposes and the Board of Directors of the Company approves the following amendments to the OEPP 2018 and the following adjustments to the terms of the Phantom Shares under the OEPP 2018:

4.	Amendment to OEPP 2018

4.1.	Section 1: Definitions

Share	shall mean a registered common share of the Company with a nominal value of CHF 0.10 (class A share).

4.2.	Section 5.1: Vesting

Vesting Date	If the Exit Event is a Listing, 100% of the Phantom Shares shall vest a date no later than 75 days since the IPO Date (date to be set and communicated by the Compensation Committee).

4.3.	Section 5.3.1: Listing

In case of a Listing, each Phantom Share shall be settled by way of issuance and transfer of one Share against full payment of the applicable Tax Withholding. Alternatively, the Participant will be requested to sell the number of Shares necessary to capture the Tax Withholding. Settlement is due upon Vesting. The (net number of) Shares shall be subject to the lock-up period according to section 5.3.2, if any.

Any other rules of the OEPP 2018 remain unchanged and shall continue to apply.

5.	Adjustment of Phantom Shares granted under the OEPP 2018

The share capital increase by an increase of the nominal value of the Class A Shares of the Company from CHF 10.00 to CHF 125.00 per share, and the subsequent share split whereby one registered share is split into 1,250 registered shares, i.e. one Class A Share with a nominal value of from CHF 125.00 is split into 1,250 Class A Shares with a nominal value of CHF 0.10 each, requires an adjustment of the number of Phantom Shares by the factor 1,250. Therefore, the number of Phantom Shares granted but not yet settled under the OEPP 2018 shall be amended as follows:

1 Phantom Share (granted) = 1,250 Phantom Shares (adjusted)

Zurich, August 22, 2021

/s/ David Allemann	/s/ Caspar Coppetti
David Allemann	Caspar Coppetti
Co-Chairman of the Board of Directors	Co-Chairman of the Board of Directors

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